UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2012

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 South Hwy 101, Suite 209	92075
Solana Beach, CA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 433-2800

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Agreement with Chief Executive Officer

On July 18, 2012, the Board of Directors (the “Board”) of Imprimis Pharmaceuticals, Inc. (the “Company”) granted to Mr. Mark L. Baum, in connection with his services as the Chief Executive Officer, 800,000 restricted stock units “(RSUs”) outside of the Company’s 2007 Incentive Stock and Awards Plan, pursuant to a Stand-alone Restricted Stock Unit Agreement.  The RSUs are subject to certain performance-based vesting criteria, such that 200,000 RSUs will vest upon the satisfaction of each of the following events:  (i) successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the effective date of the grant; (ii) the Company meets the primary endpoints of its Phase III clinical studies for its drug candidate, Impracor; (iii) the Company submits a New Drug Application for Impracor to the U.S. Food and Drug Administration; and (iv) the Company enters into a definitive license, collaboration or similar agreement for Impracor that would reasonably be expected to generate cash flow for the Company.  The RSUs vest in full upon a change in control of the Company.

Agreement with Consultant

On July 18, 2012, the Board granted to Dr. Robert J. Kammer, in connection with his services as a consultant and advisor to the Company, 200,000 RSUs outside of the Company’s 2007 Incentive Stock and Awards Plan, pursuant to a Stand-alone Restricted Stock Unit Agreement.  The RSUs are subject to certain performance-based vesting criteria, such that all 200,000 RSUs will vest when the Company meets the primary endpoints of its Phase III clinical studies for its drug candidate, Impracor.  The RSUs vest in full upon a change in control of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

The information set forth under the heading “Agreement with Chief Executive Officer” in Item 1.01 above is incorporated in this Item 5.02(e) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated:  July 24, 2012

By:

       /s/ Andrew Boll

Name: Andrew Boll

Title: Vice-President, Accounting and Public Reporting

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